UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 5, 2007

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 5, 2007, The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (the Registrant), entered into a Note Purchase Agreement with a group of institutional accredited investors providing for the sale to such investors of senior unsecured notes in the aggregate principal amount of $175 million, in the following series: (1) $40 million, 6.06% Senior Notes, Series A, due September 5, 2017; (2) $30 million 6.06% Senior Notes, Series B, due December 6, 2017; (3) $44 million 6.26% Senior Notes, Series C, due September 5, 2022; (4) $33 million 6.26% Senior Notes, Series D, due December 6, 2022; (5) $16 million 6.51% Senior Notes, Series E, due September 5, 2037; and (6) $12 million 6.51% Senior Notes, Series F, due December 6, 2037.  $100 million was funded on September 5, 2007 and $75 million is expected to be funded on December 6, 2007, subject to certain conditions.

Under the agreement, UI is subject to certain covenants, including the requirement to maintain a ratio of consolidated indebtedness to consolidated capitalization of not greater than 65%.  The Note Purchase Agreement describes typical events of default, including the situation in which UI defaults on indebtedness in the aggregate principal amount of at least $10 million due to (1) a default in payment or payments due on the indebtedness, or (2) default in the performance of or compliance with any term or condition of the indebtedness, which could result in the requirement that such indebtedness be repaid, or (3) the occurrence of any event or condition, which could require the purchase or repayment of the indebtedness prior to maturity.  A copy of the Note Purchase Agreement is attached hereto as Exhibit 4.2.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits – The following exhibit is filed as part of this report:

4.2	Note Purchase Agreement dated September 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 09/6/07	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

4.2	Note Purchase Agreement, dated September 5, 2007